July 26, 2005

Contact:	Geoff Hibner, Chief Financial Officer Mark Fleming, Director, Investor and Corporate Communications

BANTA REPORTS STRONG PERFORMANCE IN 2005’s SECOND QUARTER

•	Second quarter 2005 revenue from continuing operations increased 7 percent to $366 million from $341 million in the same period last year.
•	Earnings from continuing operations rose 4 percent to $14.0 million compared with $13.4 million in 2004’s second quarter.
•	Second quarter diluted earnings per share from continuing operations reached 56 cents, 6 percent ahead of the prior year’s 53 cents.
•	Gain from the sale of Banta’s discontinued healthcare products business provided an additional 80 cents to the corporation’s second quarter diluted EPS.

MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported strong 2005 second quarter results from continuing operations, achieving an all-time high for the quarter in revenue, and increases in earnings and diluted earnings per share of 4 percent and 6 percent, respectively.

        Second quarter revenue reached $366 million, 7 percent higher than last year’s $341 million. These numbers exclude results from Banta’s healthcare business that was sold effective Apr. 12, 2005.

        Second quarter earnings from continuing operations were $14.0 million, 4 percent above the $13.4 million reported in the same period last year. Second quarter diluted earnings per share from continuing operations increased 6 percent to 56 cents compared with 53 cents in 2004. Results were favorably impacted by a lower tax rate in 2005 compared with 2004, and by share repurchase activity since the beginning of 2005. Including operating results from the discontinued healthcare products operation and an after-tax gain of $20.1 million from the sale of the business, second quarter net earnings were $33.8 million ($1.35 per diluted share) compared with last year’s $15.2 million (60 cents per diluted share).

-more-

        “We made significant progress during the second quarter, both financially and operationally,” said Banta Chairman, President and Chief Executive Officer Stephanie A. Streeter. “I’m pleased with our record results, but what’s critically important is the tremendous successes our employees achieved operationally during the quarter. We completed major press rebuilds and relocations, and, in the process, met growing customer demand. Our focus on operational excellence and delighting customers is clearly paying off. As a result of everyone’s efforts, I believe we are well positioned to achieve our aggressive growth targets in the second half of the year.”

        For the six months ended July 2, 2005, revenue from continuing operations reached $752 million, 9 percent ahead of last year’s $691 million. Earnings from continuing operations increased 6 percent to $27.7 million compared with the prior year’s $26.3 million. First half 2005 diluted earnings per share from continuing operations were $1.10, which was 8 percent higher than the $1.02 reported in the comparable period last year. Including operating results from the discontinued operation and after-tax gains from the sale of assets in two separate transactions – $20.1 million from the sale of the healthcare business and $1.3 million from the first quarter sale of a related warehouse – net earnings for the first six months of 2005 were $49.8 million ($1.98 per diluted share) compared with the prior year’s $29.3 million ($1.14 per diluted share).

HIGHLIGHTS

•	Second quarter Print Sector revenue reached $257 million, 8 percent above 2004’s $238 million, as all print divisions reported revenue improvements compared with the same period last year. Approximately half of the increase was due to higher paper prices. Sector operating earnings were comparable to 2004’s second quarter. Profitability was affected by the loss of productive capacity due to two press rebuilds and two press relocations completed during the quarter, the absence of two large promotional programs that printed last year, additional expenses related to the new literature management division, and the cost of launching new productivity programs.
o	The book division’s revenue increased 8 percent compared with last year’s second quarter, primarily the result of higher paper prices and increased educational print activity from a more robust period of state curriculum adoptions. Revenue from education-related services increased 24 percent over 2004’s second quarter. Operating earnings, however, declined 6 percent due to higher operating and repair costs associated with a press relocation and the rebuild of a highly productive press. The presses were off line nearly the entire quarter, which required the shifting of production to less efficient equipment.

-more-

o	The direct marketing division benefited from strong demand and a healthy environment for product promotions, recording a 7 percent increase in revenue and a 38 percent increase in operating earnings compared with 2004’s second quarter. Growth in sales of higher-margin personalized print materials drove the division’s second quarter performance, as did improved activity in traditional direct mail products.
o	Banta’s literature management division made significant progress in the second quarter in establishing its go-to-market profile. While revenue increased modestly compared with the same period last year, operating earnings were below 2004’s strong second quarter due to the absence of two large customer promotional programs, and the additional year-over-year expenses related to establishing the infrastructure for the new division.
o	Banta’s consumer catalog business reported a 5 percent increase in revenue and improved operating earnings, despite a major press rebuild that significantly reduced capacity during the entire second quarter. Even with the production disruption, customer retention continued to be very strong, and productivity efforts and an improved mix of business enhanced profitability.
o	The corporation’s publications division achieved a healthy 18 percent increase in revenue, led by market share gains, as well as higher paper prices. Earnings, however, declined 4 percent due to work mix changes and expenditures associated with the division’s productivity improvement program. During the second quarter, the average number of pages printed per magazine declined. Offsetting the reduced pages per magazine was a significant gain in the number of magazines printed year over year. This increase resulted in total printed impressions growing nearly 9 percent.

-more-

•	Banta’s Supply-Chain Management Sector continued to deliver strong results in the second quarter. Revenue increased 6 percent to $109 million, compared with a very strong second quarter in 2004. Operating earnings of $11.1 million matched last year’s second quarter. The modest decrease in operating margin was primarily due to one-time costs related to customer service requirements and personnel expenses. Second quarter activity remained strong across a wide range of customers, including the sector’s major technology accounts.
•	During the second quarter, Banta repurchased 724,600 shares at an average price of $44.40 per share. Through the first half of 2005, the corporation repurchased 1,084,100 shares, at a cost of $47.8 million.

        “We have strong momentum going into the final six months of the year,” notes Streeter. “We expect the educational print market to remain healthy through the third quarter, and we believe business catalog production on our newly rebuilt book division press will be a solid contributor to performance for the remainder of the year. In addition, the other presses coming on line, especially in our direct marketing and consumer catalog divisions, will contribute to growth during the traditionally busier part of the year. We also like our prospects for gaining additional revenue in our supply-chain management business, as we take advantage of a healthy technology sector, pursue growth in other parts of the world, and expand within other vertical markets.”

        Banta management reaffirms its previous 2005 guidance, which is for revenue to be in a range of $1.5 billion to $1.55 billion and diluted earnings per share from continuing operations to be in a range of $2.80 to $2.95, an increase over 2004’s diluted earnings per share from continuing operations of 16 percent to 22 percent. In addition to results from continuing operations, 2005’s net results will also include earnings from operations of the discontinued healthcare business through April 12, and the gains from both the sale of the healthcare business and a related warehouse, which contributes an additional diluted earnings per share of 88 cents.

        Banta will host a conference call to discuss its second quarter results on Wednesday, July 27 at 8:00 a.m. Central (9:00 a.m. Eastern). The call will be simultaneously broadcast in the Investor Information area of Banta’s Web site at www.banta.com, and a replay of the call will be available.

-more-

        Banta Corporation is a technology and market leader in printing and supply-chain management. Banta provides a comprehensive combination of printing and digital imaging solutions to leading publishers and direct marketers, including advanced digital content management and e-business services. Banta’s global supply-chain management businesses provide a wide range of outsourcing capabilities to many of the world’s largest companies. Services range from materials sourcing and product configuration, to customized kitting, order fulfillment and global distribution.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ order patterns or demand for the corporation’s products and services, pricing, changes in raw material costs and availability, unanticipated changes in sourcing of raw materials (including paper) by customers, unanticipated changes in operating expenses, unanticipated production difficulties, unanticipated issues associated with the corporation’s non-U.S. operations, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated costs or delays associated with ongoing productivity-enhancing projects, unanticipated acquisition or loss of significant customer contracts or relationships, unanticipated issues associated with the strategic objective of growing the supply-chain management business, unanticipated difficulties and costs associated with the design and implementation of new administrative systems, the impact of any acquisition or divestiture effected by Banta, changes in the corporation’s effective income tax rate, unanticipated swings in foreign currency exchange rates, and any unanticipated weakening of the economy. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company’s World Wide Web home site at www.banta.com

#

Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	3 Months Ended June		6 Months Ended June
	2005	2004	2005	2004
Revenue	$366,060	$341,062	$752,337	$690,590
Cost of Printing and Supply-Chain Services	286,748	268,700	589,106	546,002

Gross Earnings	79,312	72,362	163,231	144,588
SG&A Expense	58,543	50,972	121,840	102,038

Earnings from Operations	20,769	21,390	41,391	42,550
Other Income (Expense)
Interest Expense	(1,541)	(1,688)	(3,097)	(3,578)
Interest Income	923	476	1,660	1,003
Other Income, net	383	560	797	719

Earnings from Continuing Operations
before Income Taxes	20,534	20,738	40,751	40,694
Provision for Income Taxes	6,570	7,305	13,040	14,444

Earnings from Continuing Operations	13,964	13,433	27,711	26,250
Discontinued Operations
Earnings (loss) from Operations of
Healthcare Segment, Net of Income Taxes	(258)	1,771	702	3,028
Gain from the Sale of Healthcare Segment,
Net of Income Taxes	20,075	--	21,375	--

Net Earnings	$33,781	$15,204	$49,788	$29,278

Basic Earnings per Share:
Continuing Operations	$0.57	$0.54	$1.12	$1.04
Discontinued Operations	$(0.01)	$0.07	$0.03	$0.12
Gain from Sale of Discontinued Operations	$0.82	$-	$0.86	$-
Diluted Earnings per Share:
Continuing Operations	$0.56	$0.53	$1.10	$1.02
Discontinued Operations	$(0.01)	$0.07	$0.03	$0.12
Gain from Sale of Discontinued Operations	$0.80	$-	$0.85	$-
Average Shares Outstanding:
Basic	24,601	24,892	24,800	25,308
Diluted	24,941	25,358	25,158	25,747
Composite Tax Rate on Continuing Operations	32.0%	35.2%	32.0%	35.5%

SEGMENT INFORMATION

	3 Months Ended June		6 Months Ended June
Revenue	2005	2004	2005	2004
Printing Services	$256,747	$238,278	$531,684	$484,814
Supply-Chain Management Services	109,313	102,784	220,653	205,776

	$366,060	$341,062	$752,337	$690,590

Earnings from Operations
Printing Services	$16,959	$17,267	$33,436	$33,704
Supply-Chain Management Services	11,114	11,120	23,521	21,794

Segment earnings from operations
	28,073	28,387	56,957	55,498
Unallocated corporate expenses	(7,304)	(6,997)	(15,566)	(12,948)
Interest expense	(1,541)	(1,688)	(3,097)	(3,578)
Interest income	923	476	1,660	1,003
Other income, net	383	560	797	719

Earnings from continuing operations before income taxes	20,534	20,738	40,751	40,694

Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	As of
ASSETS	Jul. 2, 2005	Jan. 1, 2005
Cash and cash equivalents	$155,505	$133,093
Receivables	242,705	263,087
Inventories	95,781	102,892
Other current assets	18,481	25,169

Total current assets	512,472	524,241

Plant and equipment, net	269,429	288,127
Other assets	71,979	93,205

Total Assets	$853,880	$905,573

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Accounts payable	$96,440	$105,656
Other accrued liabilities	85,657	92,356
Current maturities of long-term debt	11,282	25,594

Total current liabilities	193,379	223,606

Long-term debt	58,534	62,333
Deferred income taxes	20,639	25,622
Other noncurrent liabilities	60,629	56,046
Shareholders' investment	520,699	537,966

Total Liabilities and Shareholders' Investment	$853,880	$905,573

Statement of Cash Flows	6 Months Ended June
	2005	2004
CASH FLOW FROM OPERATING ACTIVITIES
Net Earnings	$49,788	$29,278
Adjustments to reconcile net earnings to net cash
provided
Depreciation	28,497	30,709
Deferred income taxes	--	(723)
Tax benefit from the exercise of stock options	1,865	1,046
Non-cash stock compensation	314	61
Gain on sale of Healthcare Segment	(25,748)	--
Gain on sale of fixed assets	(355)	(543)
Change in assets and liabilities	7,321	(4,680)

Cash provided by operating activities	61,682	55,148

CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures	(23,984)	(38,096)
Proceeds from sale of fixed assets	1,072	757
Proceeds from sale of Healthcare Segment	69,145	--

Cash used for investing activities	46,233	(37,339)

CASH FLOW FROM FINANCING ACTIVITIES
Repayments of long-term debt, net	(18,110)	(16,809)
Dividends paid	(8,474)	(8,620)
Proceeds from exercise of stock options	4,122	1,919
Repurchase of common stock	(47,837)	(43,690)
Other	(58)	--

Cash used for financing activities	(70,357)	(67,200)

Effect of exchange rate changes on cash
and cash equivalents	(15,146)	(2,366)

Net increase (decrease) in cash	$22,412	$(51,757)